SUBSIDIARIES OF THE REGISTRANT

Name of Entity	Jurisdiction of Incorporation/Organization
DG Retail, LLC	Tennessee
Dolgencorp, Inc.	Kentucky
Dolgencorp of New York, Inc.(1)	Kentucky
Dolgencorp of Texas, Inc.(1)	Kentucky
DG Transportation, Inc.(1)	Tennessee
DG Logistics, LLC(2)	Tennessee
DGC Properties, LLC(3)	Delaware
DG Promotions, Inc. [formerly known as Nations Title Company, Inc.]	Tennessee
Ashley River Insurance Company, Inc.	South Carolina
Dollar General Investment, Inc.	Delaware
Dollar General Merchandising, Inc. [formerly known as Lonestar Administrative Services, Inc.]	Tennessee
DGC Holdings, LLC	Delaware
Dollar General Global Sourcing Limited(4)	Hong Kong
Dollar General Literacy Foundation(5)	Tennessee
Dollar General Partners(6)	Kentucky
DGC Properties of Kentucky, LLC(7)	Delaware

(1)

A wholly-owned subsidiary of Dolgencorp, Inc.

(2)

A limited liability company in which DG Transportation, Inc. is the sole member.

(3)

A limited liability company in which Dolgencorp, Inc. is the sole member.

(4)

Held 99.9% by Dollar General Corporation and 0.1% by DGC Holdings, LLC.

(5)

A nonprofit, public benefit membership corporation in which Dollar General Corporation is the sole member.

(6)

A general partnership in which the general partners are Dollar General Corporation and Dollar General Merchandising, Inc.

(7)

A limited liability company in which Dollar General Partners is the sole member.